Embassy Bancorp, Inc. Announces Stock Repurchase Program

BETHLEHEM, Pa., October 27, 2025 (GLOBE NEWSWIRE) –  Embassy Bancorp, Inc. (OTCQX: EMYB) (the “Company”), the parent company of Embassy Bank For the Lehigh Valley (the “Bank”), announces that the Board of Directors has authorized the adoption of a stock repurchase program for up to $5 million of its outstanding common stock. The stock repurchase program will become effective October 31, 2025. This is Embassy Bancorp, Inc.’s first stock repurchase program.

Repurchases under this program will be made in open market or in privately negotiated transactions. This authority may be exercised from time to time and in such amounts as market conditions warrant, and subject to regulatory considerations. The timing and value of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. The program does not require the Company to repurchase any specific number of shares. The stock repurchase program does not have an expiration date and may be suspended or terminated at any time without prior notice.

David M. Lobach, the Company’s Chairman, President and Chief Executive Officer, stated, “We are very pleased to announce this meaningful move to strategically deploy capital. The authorization of this new stock repurchase plan reflects our disciplined focus on long-term shareholder value, the strength of our capital, and confidence in the Company’s balance sheet and financial results.”

About Embassy Bancorp, Inc.

Embassy Bancorp, Inc., with over $1.7 billion in assets, is the parent company of Embassy Bank for the Lehigh Valley, a full-service community bank proudly serving Pennsylvania’s Lehigh Valley since 2001. Operating through ten branch locations and offering a comprehensive suite of digital banking services, Embassy Bank remains committed to providing exceptional financial solutions to the community.

According to the FDIC’s Summary of Deposits as of June 30, 2025, Embassy Bank ranks fourth in total deposit market share across Lehigh and Northampton Counties combined, further reinforcing its position as a leading financial institution in the region.

For the 11th consecutive year, The Morning Call has named Embassy Bank the Reader’s Choice “Best Bank.” The bank was also honored by Lehigh Valley Style Magazine’s Who’s Who in Business, earning titles for both “Best Bank” and “Best Mortgage Company.” Adding to these accolades, Bauer Financial has once again awarded Embassy Bank its prestigious 5-star rating, reflecting continued financial strength and stability.

For more information, visit www.embassybank.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Embassy Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC). The statements are valid only as of the date hereof and Embassy Bancorp, Inc. disclaims any obligation to update this information.

Contact:
David M. Lobach, Jr.
Chairman, President and CEO
(610) 882-8800